                                                   Registration No.  33-________
    As filed with the Securities and Exchange Commission on August 22, 1995

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8
            Registration Statement Under the Securities Act of 1933

                         AMERIQUEST TECHNOLOGIES, INC.
                         -----------------------------
             (Exact name of registrant as specified in its charter)

       Delaware                                        33-0244136
- ------------------------                 ---------------------------------------
(State of Incorporation)                   (I.R.S. Employer Identification No.)

  3 Imperial Promenade, Ste. 300, Santa Ana, California 92707, (714) 445-5000
  ---------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Advisor Compensation Plan
                           -------------------------
                            (Full title of the plan)

          Stephen G.  Holmes, Secretary, AmeriQuest Technologies, Inc.
   3 Imperial Promenade, Ste. 300, Santa Ana California 92707, (714) 445-5000
   --------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)



                        CALCULATION OF REGISTRATION FEE
========================================================================================
Title of Each Class        Proposed     Proposed Maximum     Amount of
of Securities            Amount to be    Offering Price      Aggregate      Registration
to be Registered          Registered        Per Unit       Offering Price       Fee
- ----------------------------------------------------------------------------------------
Common Stock, $0.01
par value                   625,000        $1.875/(1)/      $1,171,875.00   $404.09/(1)/
========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low price of the Registrant's Common Stock as reported by the New York Stock Exchange on August 16, 1995.


Exhibit Index is on page 24.                              Page 1 of 30 pages.

PROSPECTUS

                         AMERIQUEST TECHNOLOGIES, INC.
                         625,000 Shares of Common Stock

    The 625,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of AmeriQuest Technologies, Inc., a Delaware corporation (the "Company"), offered hereby will be sold by shareholders of the Company (the "Selling Shareholders").

    All of such shares have been issued to, and will be sold by, the Selling Shareholders identified herein under "Selling Shareholders." The Company will not receive any part of the proceeds from the sale of any of these shares.

    On August 16, 1995, the closing price of the Company's Common Stock, as reported on the New York Stock Exchange, was $1.875.

FOR A DISCUSSION OF CERTAIN FACTORS TO CONSIDER BEFORE PURCHASING ANY OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS".


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

  The Selling Shareholders acquired the shares offered hereby in private
transactions not registered under the Securities Act.   Consequently, in
connection with this offering, the Selling Shareholders may be deemed to be "underwriters" of the Company's Common Stock offered hereby, as that term is
defined under the Securities Act.   The Selling Shareholders intend to sell the
shares offered hereby from time-to-time for their own respective accounts in the open market at the prices prevailing therein or in individually negotiated
transactions at such prices as may be agreed upon.   Although there are no
current arrangements therefore, commissions equal to or in excess of normal brokerage commissions may be paid to brokerage firms in connection with such
sales.   The Selling Shareholders will bear all expenses with respect to the offering of shares, except for the costs associated with registering shares under the Securities Act and preparing this Prospectus, which costs will be borne by the Company.


                The date of this Prospectus is August 22, 1995.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the
Securities and Exchange Commission (the "SEC").   Reports, proxy statements and
other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional
Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.   Copies
of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed
rates.   Such material can also be inspected and copied at the offices of the
New York Stock Exchange, on which the Company's Common Stock is listed.

  The Company has filed with the SEC a registration statement on Form S-8 (the "Registration Statement") under the Securities Act, with respect to the shares
of Company Common Stock to be sold pursuant to this Prospectus.   This
Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and
regulations of the SEC.   A copy of the Registration Statement may be inspected
without charge at the principal offices of the SEC in Washington D.C.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.   THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH
OFFER WOULD BE UNLAWFUL.   THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT
IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated herein by reference:

(1) AmeriQuest's Registration Statement on Form S-4, SEC File No. 33-57611, declared effective August 16, 1995, relating to the acquistion of the minority interests in Robec, Inc.
(2) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru 3) dated June 14, 1994, the most recent of which was filed May 26, 1995;
(3) AmeriQuest's Annual Report on Form 10-K (including Amendment Nos. 1 thru 9) for the fiscal year ended June 30, 1994, the most recent of which was filed August 16, 1995;
(4) AmeriQuest's Current Report on Form 8-K (including Amendment No. 1) dated July 18, 1994, the most recent of which was filed April 6, 1995;
(5) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru 4) dated September 12, 1994, the most recent of which was filed May 9, 1995;
(6)  AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru
     4) for the three months ended September 30, 1994, the most recent of which was filed May 9, 1995 (and erroneously labeled as ''Amendment No. 3'');
(7) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru 6) dated as of November 14, 1994, the most recent of which was filed May 26, 1995;
(8)  AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru
     4) for the six months ended December 30, 1994, the most recent of which was filed May 26, 1995;

 (9) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment No. 1) for the nine months ended March 31, 1995, the most recent of which was filed May 26, 1995;
(10) AmeriQuest's Current Report on Form 8-K dated June 26, 1995 and filed July 3, 1995;
(11) AmeriQuest's Current Report on Form 8-K dated August 7, 1995 filed August 16, 1995;
(12) AmeriQuest's Current Report on Form 8-K dated August 9, 1995, filed August 16, 1995;
(13) AmeriQuest's Schedule 14F filed August 14, 1995;
(14) Robec's Annual Report on Form 10-K (including Amendment No. 1) for the fiscal year ended December 31, 1994, the most recent of which was filed May 10, 1995;
(15) Robec's Quarterly Report on Form 10-Q for the quarter and three months ended March 31, 1995, which was filed on May 15, 1995;
(16) Robec's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1995, which was filed on August 11, 1995;
(17) Kenfil Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 1993, SEC File No. 0-19905;
(18) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and three months ended September 30, 1993;
(19) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and six months ended December 31, 1993;
(20) Kenfil Inc.'s Quarterly Report on Form 10-Q (including Amendment No. 1) for the quarter and nine months ended March 31, 1994, the most recent of which was filed May 9, 1995.

     In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

     Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirely by the information appearing in the documents incorporated herein by reference.

     The Company will furnish without charge to each person to whom his Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated herein. Requests should be addressed to: Corporate Secretary, AmeriQuest Technologies, Inc., 3 Imperial Promenade, Suite 300, Santa Ana, California 92707; telephone
(714) 445-5004.



                                  RISK FACTORS


     The following are certain risk factors to be considered by prospective purchasers of the Common Stock offered hereby.

     RECENT DEVELOPMENTS/COMPUTER 2000 PURCHASE AGREEMENT. On November 14, 1994, AmeriQuest entered into an Investment Agreement and a Loan Agreement with Computer 2000 AG ("Computer 2000") which contemplated that Computer 2000 would invest approximately $50 million in AmeriQuest (the "Investment") in exchange for a 51% ownership interest in AmeriQuest, including shares already owned by Computer 2000, and assuming consummation of a merger to effect the acquisition of Robec, Inc. (the "Merger"). The investment as originally contemplated by Computer 2000 was tiered. The first tier included an $18 million advance from Computer 2000, exchangeable for shares of AmeriQuest Common Stock, and the second tier of $32 million was contingent upon the monthly and cumulative performance of AmeriQuest in the first half of calendar 1995, approval by AmeriQuest stockholders and certain regulatory approvals. AmeriQuest failed to achieve the performance goals, therefore AmeriQuest had no right to compel Computer 2000 to make such investment and was required to renegotiate the arrangement with Computer 2000. On August 7, 1995, AmeriQuest executed a Purchase Agreement with Computer 2000 (the "Purchase Agreement"), which provides that Computer 2000 will complete its $50 million investment in August, 1995 by converting the $18 million advance into AmeriQuest Common Stock and completing the additional $31.25 million equity investment, on terms substantially different from those earlier negotiated. Computer 2000 will beneficially own approximately 62% of AmeriQuest's stock and have voting and managerial control of AmeriQuest upon closing. Although the sale of the shares to Computer 2000 will be at a price below the quoted market price on August 7, 1995, the Board of Directors of AmeriQuest concluded that it had few alternatives given the financial distress of AmeriQuest. AmeriQuest also received a fairness opinion from L.H. Friend, Weinress, Frankson & Presson, Inc.

     RECENT DEVELOPMENTS/DEFAULT ON LOAN WITH PRIMARY LENDER. AmeriQuest is currently in default under the terms of the agreement with its primary lender by reason of its borrowings exceeding its collateral base. However, the primary lender has continued to provide financing under the working capital line of credit. AmeriQuest management expects to reduce its borrowings under this line with a portion of the proceeds from the Computer 2000 investment to a level where the loan is fully collateralized; however, no assurance can be given that AmeriQuest's future working capital needs will not exceed its available borrowings under its credit agreements.

     TERMINATION OF ENTERTAINMENT SOFTWARE BUSINESS AND SIGNIFICANT FOURTH QUARTER FISCAL 1995 OPERATING LOSS. AmeriQuest has made the decision to terminate its entertainment software business (which involves sales primarily to retailers) and to focus its management efforts and capital in the higher-margin value-added products, applications software and computer hardware distribution businesses. In addition, AmeriQuest is in the process of further focusing its product line offerings by eliminating certain lower margin products and vendors within its computer hardware distribution business. The Company will record a charge in the fourth quarter of Fiscal 1995 estimated to be between $25 million to $30 million associated with the write-off of the intangible assets related to the entertainment software business, the write-down of related inventory to liquidation value and the reserve of customer and vendor receivables to their recoverable value.

     In addition to the fourth quarter fiscal 1995 loss related to the termination of the entertainment software business, the Company expects to record a further substantial fourth quarter operating losses due to the continued sales volume reductions experienced by the Company and expects substantial inventory realization reserves associated with the elimination of certain lower margin products and vendors within the Company's computer hardware distribution business.

     RECENT DEVELOPMENTS/ACQUISITIONS. AmeriQuest has a policy of growth, both internal and by acquisition. On June 6, 1994, AmeriQuest acquired 51.9% of Kenfil Inc., a distributor of entertainment and other computer software products, and on September 12, 1994 acquired the balance of the outstanding shares of Kenfil Inc. in a merger between AmeriQuest's wholly-owned subsidiary, AmeriQuest/Kenfil Inc. and Kenfil Inc. AmeriQuest now owns 100% of the resultant company, AmeriQuest/Kenfil Inc. ("Kenfil"). (See "Termination of
Entertainment Software Business and Significant Fourth Quarter Fiscal 1995 Operating Loss" above for a discussion of the discontinuance of the entertainment software business.) On September 22, 1994, AmeriQuest acquired 50.1% of Robec from the Principal Shareholders, and it is contemplated that AmeriQuest will secure ownership of 100% of Robec upon consummation of the Merger. On November 14, 1994, AmeriQuest acquired Ross White Enterprises, Inc., a Florida corporation d/b/a "National Computer Distributors" ("NCD"). Both
Robec and NCD are distributors of computer hardware. The combination of AmeriQuest (including Kenfil and NCD) and Robec after consummation of the Merger is referred to in this Prospectus as the "Combined Company."

     RECENT LOSSES; POSSIBLE NEED FOR ADDITIONAL CAPITAL. AmeriQuest experienced significant net losses for fiscal years 1991 and 1992. Although AmeriQuest had net earnings of $236,000 for the year ended June 30, 1993, it had a loss of $7,971,000 for the year ended June 30, 1994, including a write-off of $5.7 million with respect to restructuring and the disposition of assets related to hardware operations. For the nine months ended March 31, 1995, AmeriQuest experienced a loss of approximately $9,443,000 compared with a net loss of approximately $4,889,000 for the same period a year earlier, and anticipates a significant operating loss for the fourth fiscal quarter ended June 30, 1995. NCD had a net income for the fiscal year ended March 31, 1994 of $630,115 on revenues of $196,512,724 compared with a net loss of $2,460,624 the year earlier on revenues of $113,306,494. For the six months ended September 30, 1994, NCD had a net income of $994,000 on sales of $117,696,000. Robec experienced a net loss of $6,172,000 and $4,239,000 for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. The Combined Company is continuing to incur losses as it attempts to restructure its operations, and there can be no assurance that the Combined Company will be able to achieve profitability in subsequent periods even though it is cutting costs significantly in an attempt to achieve a profitable level of operations as soon as possible. (See "Termination of Entertainment Software Business and Significant Fourth Quarter Fiscal 1995 Operating Loss.") In fiscal 1994, AmeriQuest raised approximately $5,600,000 from the sale of 3,400,000 shares of AmeriQuest Common Stock, which shares have been registered for resale on a Registration Statement on Form S-3. On June 30, 1994, it raised another $2,000,000 in a sale of its securities to foreign investors. On October 17, 1994, AmeriQuest raised approximately $3,432,000 upon the placement of unsecured, convertible promissory notes which were automatically converted to shares of AmeriQuest Common Stock and warrants to purchase AmeriQuest Common Stock at $2.40 per unit upon the acquisition of NCD. On June 30, 1995 AmeriQuest raised approximately $4,500,000 upon the issuance of AmeriQuest Common Stock and warrants at $1.75 per unit, with each unit comprised of one share of AmeriQuest Common Stock and two three-year warrants exercisable at $1.05 per share. In August 1995, AmeriQuest entered into a Purchase Agreement with Computer 2000 which among other things calls for the issuance of approximately 8.1 million shares of AmeriQuest Common Stock in satisfaction of the $18 million Computer 2000 advance and the issuance of approximately 17.9 million shares of AmeriQuest Common Stock for approximately $31.3 million. The Purchase Agreement also calls for the issuance of warrants to purchase approximately 14 million shares of AmeriQuest Common Stock at $0.05 per share and certain anti-dilution warrants related to additional shares issuable in the Robec Merger and various other outstanding warrant and option agreements. In the event that the Combined Company does not achieve profitability over the next year, AmeriQuest may be required to seek additional financing, but the Investment Agreement with Computer 2000 prohibits the issuance of additional shares of AmeriQuest Common Stock without its consent. There can be no assurance that any such financing will be available to AmeriQuest if and when required, or on terms acceptable to AmeriQuest, or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

     STOCK REPURCHASE AGREEMENT. AmeriQuest is party to a Stock Repurchase Agreement dated November 14, 1994 pursuant to which certain former shareholders of NCD have the right at any time and from time-to-time after February 13, 1995 to require AmeriQuest to repurchase up to 661,486 shares of AmeriQuest Common Stock at $3.50 per share for a total potential obligation of $2,315,201. Suit was filed by the former shareholders of NCD on June 5, 1995 seeking payment by AmeriQuest. To the extent such persons sell their shares pursuant to an effective Registration Statement (which was declared effective on July 12,
1995), AmeriQuest will be relieved of that obligation; however to the extent the proceeds from such resale are insufficient to realize the full $2,315,201 claimed, AmeriQuest may have to pay the difference in cash (approximately $1 million at current quoted market prices) or additional shares of AmeriQuest Common Stock. The action is styled Lee Capital Holdings et. al. vs. AmeriQuest
                                   -------------------------------------------
Technologies, Inc. et. al., Superior Court of the State of California, County of
- --------------------------
Orange, Case No. 748039. Unless such shares are sold, the satisfaction of the amounts claimed from the assets of AmeriQuest could have a material adverse effect on the Company.

     INTEGRATION OF COMPANIES. In determining the terms of the proposed Merger, the management of Robec and AmeriQuest evaluated the companies' respective businesses based in part on expectations concerning the future operations of the Combined Company. The evaluations reflected to a material extent the expectation that there would be an increase in the sales of each company's products, as well as the expectation that the combination of the companies would produce other beneficial effects. There can be no assurance that these expectations will be fulfilled. AmeriQuest and Robec believe that a key benefit to be realized from the Merger will be the integration of their strategies and product lines. Certain of the anticipated benefits of the Merger may not be achieved unless the respective operations of each company are successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of maintaining multiple accounting systems and integrating personnel with disparate business backgrounds and corporate cultures. Such problems could be further exacerbated in combining Robec's and NCD's operations with those of AmeriQuest because of the geographical diversity of the companies. There can be no assurance that the Combined Company will be able to integrate effectively the products and services of Robec with the products and services of AmeriQuest and/or NCD. Nor can there be any assurance that, even if integrated, the Combined Company's product and service offerings will be successful. If the Combined Company is not successful in integrating its product strategies and services or if its integrated products and services fail to achieve market acceptance, the business of the Combined Company could be adversely affected.

     NEED FOR PRODUCT DEVELOPMENT; MANUFACTURING. AmeriQuest (including NCD) and Robec compete in an industry which is affected by technological change. The inability of the Combined Company to develop or obtain new products which respond to industry demands could adversely affect its operational and financial performance. AmeriQuest depends on original equipment manufacturers ("OEMs") to manufacture various portions of its products, but has no contractual commitments from its suppliers where no single supplier provides the entirety of any product needs. Although AmeriQuest performs quality control checks on these components, there can be no assurance that component defects will not occur in the future. AmeriQuest has in the past experienced component reliability problems with respect to new components. AmeriQuest believes that this problem is typical in the industry and it performs product quality inspection and final testing to prevent, detect and remedy such problems. There can be no assurance that component reliability problems will not have a material adverse effect on the business of the Combined Company. Robec and AmeriQuest also purchase components, subassemblies and fabricated parts from independent suppliers. Robec and AmeriQuest attempt to maintain adequate inventories of parts to cover their respective short-term requirements and have never experienced difficulties in obtaining inventories of parts to cover their respective short-term requirements for components. However, Robec and AmeriQuest do purchase several key components from a limited number of sources. There can be no assurance that, with respect to such components, the loss of key sources would not have a material adverse effect on business of the Combined Company.

     COMPETITION; DOMINANCE OF INDUSTRY LEADERS. Most of the Combined Company's competitors have financial, marketing or management resources substantially greater than those of the Combined Company. The personal computer industry is dominated by companies with annual revenues that exceed a billion dollars. The Combined Company's principal markets are comprised predominantly of personal computer resellers with a moderate volume of sales. Robec and AmeriQuest are facing increasing competition from many competitors. AmeriQuest and Robec believe that the market will be increasingly dominated by the industry leaders. There can be no assurance that the Combined Company will develop into one of the industry leaders.

     COMPETITION; PRODUCTS AND GROSS MARGIN. Robec and AmeriQuest compete in an industry characterized by intense competition. Because the products traditionally resold by distributors such as Robec and AmeriQuest have shorter and shorter product life cycles and are offered by many resellers, the gross margins which can be earned from the sale of such products reduce quickly over short periods of time. In addition, the products are subject to loss in value due to technological obsolescence. Accordingly, the Combined Company's primary marketing strategy will be to sell products with increasing data storage capacities. There can be no assurance that the Combined Company will be able to develop or obtain such higher capacity products or maintain adequate gross margins on the sales of such products.

     DEPENDENCE UPON KEY PERSONNEL. The Combined Company will be dependent upon the marketing and management expertise of certain key personnel. While other qualified persons may be found to assume the responsibilities of these key personnel if they were to leave the Combined Company, the search for successors could take a substantial amount of time, and the disruption to the Combined Company's operations could have a material adverse effect on its business; and AmeriQuest does not maintain key-man insurance policies.

     POSSIBLE SALES BY SHAREHOLDERS. AmeriQuest has earlier registered 12,767,364 outstanding shares (52.6%) of AmeriQuest Common Stock on Form S-3 for resale by certain selling shareholders, including the principal shareholders. AmeriQuest has also agreed to register the 2,574,287 shares (10.6%) issued on June 30, 1995 and the shares to be issued to Computer 2000 upon consummation of the transactions contemplated by the Purchase Agreement with Computer 2000. The sale of such shares, or the perception that such shares may be sold, may have the effect of substantially depressing the market price of AmeriQuest's Common Stock and causing substantial fluctuations in the price of AmeriQuest Common Stock.

     VOLATILITY OF STOCK PRICE; TRADING VOLUME. The price of AmeriQuest's Common Stock has been subject to significant price fluctuations. There can be no assurance that the price of the AmeriQuest's Common Stock will stabilize at any time or at a price equal to or above the price of such shares at the time of the Merger. Until recently, the trading volume for AmeriQuest's Common Stock has generally been low. A large increase in share trading volume in a short period of time could cause a significant reduction in share trading prices.



                                  THE COMPANY

     AmeriQuest Technologies, Inc. (the "Company") markets and sells, as a distributor, products for the personal computer market, and is a supplier of hard disk drive subsystems for IBM compatible and other leading personal and business computers, including Apple, Compaq and others. Hard disk drives allow personal computers, which otherwise often lack sufficient data storage capacity to perform many widely used, sophisticated business applications. The Company also offers disk array, magneto optical, CDROM, floppy disk drives and magnetic tape back-up subsystems having a variety of data storage capacities as well as personal computers, networking, graphics, communications and connectivity and accessory products. AmeriQuest currently markets more than 2,000 products to original equipment manufacturers, value added resellers and dealers throughout the United States and in many foreign countries, including national and regional distributors and large reseller computer chains such as ComputerLand, Intelligent Electronics and InaCom.

     The Company's principal executive offices are currently located at 3 Imperial Promenade, Suite 300, Santa Ana, California, and its telephone number is (714) 445-5000.


                                 SHARES COVERED

        The shares covered by this Prospectus have been so included pursuant to contractual registration rights by the holders of such shares.

        The Company has no specific information concerning whether or when any offers or sales of shares covered by this Prospectus will be made, or if made, on what the price, terms or conditions of any such offers or sales will be made. Based on information available to the Company, it is the Company's understanding that the Selling Shareholders propose to offer and sell the shares covered hereby in one or more transactions either (i) by one or more broker-dealers (the "Brokers") as agents for the Selling Shareholders at a price or prices related to the then current market price of the Company's Common Stock, with such commissions to be paid by the respective Selling Shareholders to the Brokers as shall be agreed upon by them, or (ii) by the respective Selling Shareholders to the Brokers (for resale by the Brokers as principals) at a price or prices related to the then current market price of the Company's Common Stock, less such discount, if any, as shall be agreed upon by the respective Selling Shareholders and Brokers, or (iii) by a combination of the methods described
above.   The Company has agreed to indemnify the

Selling Shareholders against certain liabilities, including liabilities under the Securities Act, and will bear the expense of preparation and filing of the Registration Statement (of which this Prospectus is a part) and certain other expense.

        The Selling Shareholders may be considered "underwriters" within the meaning of the Securities Act. See "Selling Shareholders" for information concerning the beneficial ownership of Company securities by such holders.


                                USE OF PROCEEDS

    All of the securities covered by this Prospectus are being offered by the
Selling Shareholders.   As a consequence, the Company will not receive any of
the proceeds of sales of such securities.


                              SELLING SHAREHOLDERS

    An aggregate of 625,000 shares of the Company's Common Stock is being offered pursuant to this Prospectus by the persons whose names appear below (the
"Selling Shareholders").   The following table sets forth the name of the
Selling Shareholders, the nature of any material relationship between the Selling Shareholders and the Company, the number of shares of Common Stock beneficially owned by him prior to the offering to be made by this Prospectus, the maximum number of shares to be offered hereby for the account of the Selling Shareholders, and the number and percentage of the outstanding shares of Common Stock to be beneficially owned by the Selling Shareholders after completion of this offering, assuming all shares offered hereby are in fact sold.

                                    Shares        Shares        % of Shares          % of Shares
                                 Owned Before   Offered by         Owned               Owned
Name                               Offering     Prospectus    Before Offering    After Offering/(1)/
- ----                             ------------   -----------   ----------------   --------------------

Charles S. Arnold/(2)(4)/           275,000       275,000           1.13%                  0%
Baraban Securities                  300,000       300,000           1.23%                  0%
  Incorporated/(2)(4)/
William T. Walker, Jr./(3)(4)/       35,000        35,000             *                    0%
William N. Silvis/(3)(4)/            15,000        15,000             *                    0%

___________________________________
*   Denotes less than 1%
(1) The percentage is based upon 24,308,724 shares of Common Stock issued and outstanding on August 7, 1995.
(2) Charles S. Arnold and Baraban Securities Incorporated received their respective shares for investment consulting services rendered to the Company. The services rendered were not in connection with the offer or sale of securities in a capital raising transaction.
(3) Messrs. William T. Walker, Jr. and William N. Silvis received their shares for services rendered as directors of the Company, upon the surrender of options for a like number of shares.
(4) These persons acquired these shares pursuant to individualized "employee benefit plans" within the meaning of Rule 405 under the Securities Act of 1933, as amended.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares offered hereby pursuant to trades effectuated through the New York Stock Exchange or pursuant to individually negotiated sales and underwriting agreements. Brokerage commissions equal to or in excess of normal commissions may be paid by the Selling Shareholders, although the Company is not aware of any such arrangements that have been entered into at this time. The Selling Shareholders will be selling the shares offered hereby for his own account; the Company will not receive any proceeds thereof. The Company and the Selling Shareholders have agreed to indemnify each other for certain Securities Act liabilities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


  ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference:

 (1) AmeriQuest's Registration Statement on Form S-4, SEC File No. 33-57611, declared effective August 16, 1995, relating to the acquistion of the minority interests in Robec, Inc.
 (2) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru
     3) dated June 14, 1994, the most recent of which was filed May 26, 1995;
 (3) AmeriQuest's Annual Report on Form 10-K (including Amendment Nos. 1 thru
     9) for the fiscal year ended June 30, 1994, the most recent of which was filed August 16, 1995;
 (4) AmeriQuest's Current Report on Form 8-K (including Amendment No. 1) dated July 18, 1994, the most recent of which was filed April 6, 1995;
 (5) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru
     4) dated September 12, 1994, the most recent of which was filed May 9, 1995;
 (6) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru 4) for the three months ended September 30, 1994, the most recent of which was filed May 9, 1995 (and erroneously labeled as "Amendment No. 3");
 (7) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru
     6) dated as of November 14, 1994, the most recent of which was filed May 26, 1995;
 (8) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru 4) for the six months ended December 30, 1994, the most recent of which was filed May 26, 1995;
 (9) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment No. 1) for the nine months ended March 31, 1995, the most recent of which was filed May 26, 1995;
(10) AmeriQuest's Current Report on Form 8-K dated June 26, 1995 and filed July 3, 1995;
(11) AmeriQuest's Current Report on Form 8-K dated August 7, 1995 filed August 16, 1995;
(12) AmeriQuest's Current Report on Form 8-K dated August 9, 1995, filed August 16, 1995;
(13) AmeriQuest's Schedule 14F filed August 14, 1995;
(14) Robec's Annual Report on Form 10-K (including Amendment No. 1) for the fiscal year ended December 31, 1994, the most recent of which was filed May 10, 1995;
(15) Robec's Quarterly Report on Form 10-Q for the quarter and three months ended March 31, 1995, which was filed on May 15, 1995;
(16) Robec's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1995, which was filed on August 11, 1995;
(17) Kenfil Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 1993, SEC File No. 0-19905;
(18) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and three months ended September 30, 1993;
(19) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and six months ended December 31, 1993;
(20) Kenfil Inc.'s Quarterly Report on Form 10-Q (including Amendment No. 1) for the quarter and nine months ended March 31, 1994, the most recent of which was filed May 9, 1995.

    In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

    Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirely by the information appearing in the documents incorporated herein by reference.

    The Company will furnish without charge to each person to whom his Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated herein. Requests should be addressed to: Corporate Secretary, AmeriQuest Technologies, Inc., 3 Imperial Promenade, Suite 300, Santa Ana, California 92707; telephone
(714) 445-5004.

ITEM 4.   DESCRIPTION OF SECURITIES

     The information subject of this item is not required because the securities offered are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

ITEM 5.   INTERESTS OF EXPERTS AND COUNSEL

 Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

  The General Corporation Law of the State of Delaware (the "Delaware GCL") provides in general that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgement, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made only upon order by a court or a determination by (a) a majority of a quorum of disinterested directors, (b) under certain circumstances, independent legal counsel or (c) the stockholders, that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses related.

  The Company's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breached of fiduciary duty.

  The Company may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

  The shares subject of this Registration Statement were issued or will be issued in connection with the severance arrangements relating to certain employees of the Company in connection with a downsizing of certain portions of the Company's infrastructure. The issuances have been made and will be made in reliance on the exemption contained in Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving any public offering.

ITEM 8.  EXHIBITS


  EXHIBIT      LOCATION OR
    NO.        TITLE OF DOCUMENT                       PAGE NO.      FILING
- ----------     -------------------------------------   --------   -----------
   4.01        Board Resolutions pursuant to which        25      This Filing
                the Shares were issued to the
                Selling Shareholders
   5.01        Opinion of Raymond L.  Ridge, Esq.         26      This Filing
  23.01        Consent of Raymond L.  Ridge, Esq.,        16      This Filing
                 Counsel to Registrant
  23.02        Consent of Arthur Andersen L.L.P.          17      This Filing
                 Auditors for the Registrant
  23.03        Consent of Deloitte & Touche LLP,          18      This Filing
                 Auditors for Kenfil Inc.
  23.04        Consent of Coopers & Lybrand, L.L.P.,      19      This Filing
                 Auditors for Robec
  23.05        Consent of KPMG Peat Marwick LLP,          20      This Filing
                 Auditors for NCD
  23.06        Consent of Hansen, Barnett & Maxwell,      21      This Filing
                 Auditors for NCD
  23.07        Consent of Coopers & Lybrand, L.L.P.,      22      This Filing
                 Auditors for NCD
  24.01        Powers of Attorney for Messrs.             27      This Filing
                 Marc L. Werner, William T. Walker, Jr.
                 and William N. Silvis

_________________________________

ITEM 9.   UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:
    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) to include any material information with respect of the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that Paragraphs (a)(1)(i) and( a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 18th day of August, 1995.

                         AMERIQUEST TECHNOLOGIES, INC.



                           By: /s/ Harold L. Clark
                               -----------------------------
                               Harold L.  Clark, President



                     (This Space Intentionally Left Blank)

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                 TITLE                           DATE

/s/ Harold L. Clark                       Chief Executive Officer         August 18, 1995
- --------------------------------------    and Director
Harold L.  Clark                          (Principal Executive Officer)


/s/ Stephen G. Holmes                     Secretary, Treasurer, Chief     August 18, 1995
- --------------------------------------    Financial Officer and Director
Stephen G.  Holmes                        (Principal Financial and
                                          Accounting Officer)

/s/ Marc L. Werner                        Chairman of the Board           August 18, 1995
- --------------------------------------
Marc L.  Werner**

/s/ Eric J. Werner                        Director                        August 18, 1995
- --------------------------------------
Eric J.  Werner**

                                          Director                        August   , 1995
- --------------------------------------
Terren S.  Peizer**

/s/ William T. Walker, Jr.                Director                        August 18, 1995
- -------------------------------------
William T.  Walker, Jr.**

/s/ William N. Silvis                     Director                        August 18, 1995
- -------------------------------------
William N.  Silvis**

 /s/ Harold L. Clark                                /s/ Stephen G. Holmes
 -------------------------------------              --------------------------------------
 Harold L.  Clark,*                                 Stephen G.  Holmes,**
 Attorney-in-Fact                                   Attorney-in-Fact


                      REGISTRATION STATEMENT ON FORM S-8
                          Registration No.  33-_____

                         AMERIQUEST TECHNOLOGIES, INC.
                                 EXHIBIT INDEX

     The following is a list of Exhibits filed as part of the Registration
Statement:

EXHIBIT                                                         LOCATION OR
  NO.                  TITLE OF DOCUMENT             PAGE NO.     FILING
- ----------   -------------------------------------   --------   -----------
   4.01      Board Resolutions pursuant to which        25      This Filing
               the Shares were issued to the
               Selling Shareholders
   5.01      Opinion of Raymond L.  Ridge, Esq.         26      This Filing
  23.01      Consent of Raymond L.  Ridge, Esq.,        16      This Filing
               Counsel to Registrant
  23.02      Consent of Arthur Andersen L.L.P.          17      This Filing
               Auditors for the Registrant
  23.03      Consent of Deloitte & Touche LLP,          18      This Filing
               Auditors for Kenfil Inc.
  23.04      Consent of Coopers & Lybrand, L.L.P.,      19      This Filing
               Auditors for Robec
  23.05      Consent of KPMG Peat Marwick LLP,          20      This Filing
               Auditors for NCD
  23.06      Consent of Hansen, Barnett & Maxwell,      21      This Filing
               Auditors for NCD
  23.07      Consent of Coopers & Lybrand, L.L.P.,      22      This Filing
               Auditors for NCD
  24.01      Powers of Attorney for Messrs.             27      This Filing
               Marc L. Werner, William T. Walker, Jr.
               and William N. Silvis

                                       23